Sweetgreen, Inc. Announces
Fourth Quarter and Fiscal Year 2021 Financial Results

LOS ANGELES--(BUSINESS WIRE)-- Sweetgreen, Inc. (NYSE: SG) (the “Company”), the mission-driven, next generation restaurant and lifestyle brand that serves healthy food at scale, today announced financial results for its fourth fiscal quarter and fiscal year ended December 26, 2021.

“Our strong fourth quarter performance reflects our continued commitment to delivering sustainable results and great outcomes for our customers, our communities, and our company. We are extremely proud of our financial performance following a successful IPO and remain laser focused on executing against our growth strategies, including expanding and evolving our footprint and enhancing our digital experience with a focus on owned digital relationships” said Co-Founder and CEO Jonathan Neman. “I have so much gratitude for our team members and network of more than 200 sustainable farmers and suppliers who power our mission every day of building healthier communities by connecting people to real food.”

“Our fourth quarter results demonstrate continued recovery from the pandemic” said CFO Mitch Reback. “We showed meaningful operating leverage as we experienced revenue growth, narrowed our operating loss, improved restaurant-level margins and leverage in our G&A, excluding stock-based compensation and non-recurring items. As we enter 2022, we are well positioned to make further progress towards our financial goals that prioritize unit growth and profitability.”

Fourth Quarter 2021 Financial Results
For the fourth quarter of fiscal year 2021, compared to the fourth quarter of fiscal year 2020:
•Total revenue was $96.4 million versus $59.2 million in the prior year period, an increase of 63%.
•Same-Store Sales Change of 36% versus Same-Store Sales Change of (28%) in the prior year period.
•AUV of $2.6 million versus AUV of $2.2 million in the prior year period.
•Total Digital Revenue Percentage of 65% and Owned Digital Revenue Percentage of 43%, versus Total Digital Revenue Percentage of 78% and Owned Digital Revenue Percentage of 54% in the prior year period.
•Loss from operations was $(47.8) million and loss from operations margin was (50)% versus loss from operations of $(40.1) million and loss from operations margin of (68)% in the prior year period.
•Restaurant-Level Profit(1) was $12.3 million and Restaurant-Level Profit Margin was 13%, versus Restaurant-Level Profit of $(2.4) million and Restaurant-Level Profit Margin of (4)% in the prior year period.
•Net loss was $(66.2) million versus net loss of $(41.1) million in the prior year period.
•Adjusted EBITDA(1) was $(14.2) million versus Adjusted EBITDA of $(29.0) million in the prior year period and Adjusted EBITDA Margin was (15)% versus (49)% in the prior year period.
•10 Net New Restaurant Openings versus 4 Net New Restaurant Openings in the prior year period.

(1) Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP measures. Reconciliations of Restaurant-Level Profit, Restaurant-Level Profit Margin, and Adjusted EBITDA to the most directly comparable financial measures presented in accordance with GAAP, are set forth in the schedules accompanying this release. See “Reconciliation of GAAP to Non-GAAP Measures.”
Full Fiscal Year 2021 Financial Results
For fiscal year 2021 compared to fiscal year 2020:

•Total revenue was $339.9 million versus $220.6 million in the prior fiscal year, an increase of 54%.
•Same-Store Sales Change of 25% versus Same-Store Sales Change of (26%) in the prior fiscal year.

•Total Digital Revenue Percentage of 67% and Owned Digital Revenue Percentage of 46%, versus Total Digital Revenue Percentage of 75% and Owned Digital Revenue Percentage of 56% in the prior fiscal year.
•Loss from operations was $(134.4) million and loss from operations margin was (40)% versus loss from operations of $(141.6) million and a loss from operations margin of (64)% in the prior fiscal year.
•Restaurant-Level Profit was $40.4 million and Restaurant-Level Profit Margin was 12%, versus Restaurant-Level Profit of $(8.7) million and Restaurant-Level Profit Margin of (4%) in the prior fiscal year.

•Net loss was $(153.2) million versus net loss of $(141.2) million in the prior fiscal year.

•Adjusted EBITDA was $(63.1) million versus Adjusted EBITDA of $(107.5) million in the prior fiscal year and Adjusted EBITDA Margin was (19)% versus (49)% in the prior fiscal year.

•31 Net New Restaurant Openings versus 15 Net New Restaurant Openings in the prior fiscal year.

Results for the fourth quarter ended December 26, 2021:
Total revenue in the fourth quarter of 2021 was $96.4 million, an increase of 63% versus the prior year period, primarily due to Same-Store Sales Change of 36% and additional revenue associated with 35 Net New Restaurant Openings during or subsequent to the fourth quarter of 2020 through the end of fiscal year 2021. The Same-Store Sales Change of 36% consisted of a 32% increase in transactions and a 4% benefit from menu price increases.

Our loss from operations margin was (50)% for the fourth quarter of 2021 versus (68)% in the prior year period. Restaurant-Level Profit Margin was 13%, an increase of 1,680 basis points versus the prior year period, driven primarily by increased sales leverage as we continued to recover from the COVID-19 pandemic, the impact of a 4% menu pricing increase, and the termination of our loyalty program. Restaurant-Level Profit Margin was also impacted by favorability in labor and related costs from our operational simplification, which has led to more efficient scheduling, partially offset by increases in the prevailing wage rates across the country and an increase in bonus-related expenses as we increased our focus on employee retention, and work to navigate the increasingly tight labor market that continues to impact the restaurant industry.

General and administrative expense was $46.6 million, or 48% of revenue for the fourth quarter of 2021, as compared to $27.0 million, or 46% of revenue in the prior year period. The increase in general and administrative expenses was primarily due to a $21.5 million increase in stock-based compensation expense, inclusive of a $5.4 million stock-based compensation charge related to previously issued performance-based stock options, which vested upon our IPO and $0.3 million of non-recurring costs associated with the Spyce acquisition. General and administrative expense was also impacted by approximately $1.5 million of costs related to our transition to operating as a public company. These increases were partially offset by a decline in COVID related costs and advertising and marketing expenses.

Net loss for the fourth quarter of 2021 was $(66.2) million, as compared to $(41.1) million in the prior year period. The increase in net loss was primarily due to the $21.5 million increase in stock-based compensation expense previously discussed, as well as a $17.4 million increase in other expenses. This non-cash expense increase is related to the change in fair value of our warrants immediately prior to IPO, as well as the change in fair value of our contingent consideration liability. Adjusted EBITDA, which excludes these other expenses and certain other adjustments, was $(14.2) million for the fourth quarter of 2021, as compared to $(29.0) million in the prior year period. This improvement was primarily due to increased Restaurant-Level-Profit, as previously discussed, Net New Restaurant Openings, sales leverage and the impact of menu pricing increases.

2022 Outlook

For fiscal year 2022, we are anticipating the following assuming no additional COVID-19 headwinds:

•At least 35 Net New Restaurant Openings

•Revenue ranging from $515 million to $535 million
•Same-Store Sales Change of between 20% and 26%
•Restaurant-Level Profit Margin between 16% and 17%
•Adjusted EBITDA between $(40) million to $(33) million

Given sweetgreen is a long-term focused company, we plan on only giving annual guidance. However, given the timing of the earnings report in relation to quarter-end, we are issuing one-time quarterly guidance for the first quarter of fiscal year 2022:

•7 Net New Restaurant Openings
•Revenue ranging from $100 million to $102 million
•Same-Store Sales Change between 30% and 33%
•Restaurant-Level Profit Margin between 10% and 11%
•Adjusted EBITDA between $(20) million to $(18) million

Conference Call

Sweetgreen will host a conference all to discuss its financial results today, March 3, 2022, at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Sweetgreen’s Investor Relations website at investor.sweetgreen.com. An archived version of the webcast will be available from the same website after the call.

Forward-Looking Statements

This press release and the related conference call, webcast and presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, statements regarding our financial outlook for the first quarter of fiscal year 2022 and the full fiscal year 2022, including the expected number of Net New Restaurant Openings, expected revenue, expected Same-Store Sales Change, expected Restaurant-Level Profit Margin and expected Adjusted EBTIDA; our expectations regarding financial and business trends, including the impact of increasing inflation on labor rates and on our supply chain costs, and the associated impact on our business; our growth strategy and business aspirations, including our plan to grow our restaurant footprint over the next 3 to 5 years and for the rest of the decade; management’s plans, priorities, initiatives and strategies; and our expectations regarding the impacts of the COVID-19 pandemic. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.

Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to compete effectively, the impact of pandemics or disease outbreaks, such as the COVID-19 pandemic, uncertainties regarding changes in economic conditions and the customer behavior trends they dive, including long-term customer behavior trends following the COVID-19 pandemic, our ability to open new restaurants, our ability to effectively identify and secure appropriate sites for new restaurants, our ability to expand into new markets and the risks such expansion presents, the profitability of new restaurants we may open, and the impact of any such openings on sales at our existing restaurants, our ability to preserve the value of our brand, food safety and foodborne illness concerns, the effect on our business of increases in labor costs, labor shortages, and difficulties in attracting, motivating, and retaining well-qualified employees, our ability to identify, complete, and integrate acquisitions, the effect on our business of governmental regulation and changes in employment laws, the effect on our business of expenses and potential management distraction associated with litigation, potential privacy and cybersecurity incidents, the effect on our business of restrictions and costs imposed by privacy, data protection, and data security laws, regulations, and industry standards, and our ability to enforce our rights in our intellectual property. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our final prospectus, as ﬁled with the Securities and Exchange Commission (the “SEC”) on November 19, 2021, and will be included in our Annual Report on Form 10-K for the fiscal year ended December 26, 2021. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC's website at www.sec.gov. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document and inclusions of any website addresses herein are inactive textual references only.

Glossary

•Average Unit Volume (“AUV”) - AUV is defined as the average trailing revenue for the prior four fiscal quarters for all restaurants in the Comparable Restaurant Base.
•Comparable Restaurant Base - Comparable Restaurant Base for any measurement period is defined as all restaurants that have operated for at least twelve full months as of the end of such measurement period, other than any restaurants that had a material, temporary closure during the relevant measurement period. Historically, a restaurant has been considered to have had a material, temporary closure if it had no operations for a consecutive period of at least 30 days. As a result of material, temporary closures in the second and third fiscal quarters of fiscal year 2020 due to the COVID-19 pandemic, 19 restaurants were excluded from our Comparable Restaurant Base as of the end of fiscal year 2020. No restaurants were excluded from our Comparable Restaurant Base as of the end of fiscal year 2021.
•Net New Restaurant Openings - Net New Restaurant Openings reflect the number of new sweetgreen restaurant openings during a given reporting period, net of any permanent sweetgreen restaurant closures during the same period.
•Same-Store Sales Change - Same-Store Sales Change reflects the percentage change in year-over-year revenue for the relevant fiscal period for all restaurants that have operated for at least 13 full fiscal months as of the end of such fiscal period; provided, that for any restaurant that has had a temporary closure (which historically has been defined as a closure of at least five days during which the restaurant would have otherwise been open) during any prior or current fiscal month, such fiscal month, as well as the corresponding fiscal month for the prior or current fiscal year, as applicable, will be excluded when calculating Same-Store Sales Change for that restaurant. As a result of temporary closures of 19 restaurants due to the COVID-19 pandemic during the second and third fiscal quarters of fiscal year 2020, Same-Store Sales Change has been adjusted for fiscal years 2021 and 2020. Additionally, as a result of temporary closures of restaurants due to civil disturbances that occurred during one week in fiscal year 2020 we excluded only one week from the calculation of Same-Store Sales Change for fiscal years 2021 and 2020 (and we excluded the corresponding week from the corresponding fiscal periods in the prior fiscal year). Fiscal years 2020 and 2021 have been adjusted to reflect the temporary closures of (i) 19 restaurants in fiscal year 2020 due to the COVID-19 pandemic, (ii) 56 restaurants in fiscal year 2020 due to civil disturbances that occurred during one week in fiscal year 2020 and (iii) 64 restaurants in fiscal year 2021 due to the civil disturbances that occurred in fiscal year 2020 referred to in clause (ii) above (which includes 8 additional restaurants that had not been operating long enough to be part of the Comparable Restaurant Base for the fiscal year 2020 calculations). This is because excluding an entire fiscal month for these restaurants which represented a significant portion of our restaurant fleet, would result in a Same-Store Sales Change figure that is not representative of our business as a whole. This exclusion impacted the calculation of Same-Store Sales Change for these restaurants for fiscal year 2021 and 2020.
•Total Digital Revenue Percentage and Owned Digital Revenue Percentage - Our Total Digital Revenue Percentage is the percentage of our revenue attributed to purchases made through our total digital channels (which includes our owned digital channels and our marketplace channel). Our Owned Digital Revenue Percentage is the percentage of our revenue attributed to purchases made through our owned digital channels (which includes our pick-up channel, native delivery channel, and outpost channel, as well as purchases made in our in-store channel via digital scan-to-pay).

Non-GAAP Financial Measures

In addition to our consolidated financial statements, which are presented in accordance with GAAP, we present certain non-GAAP financial measures, including Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA, and Adjusted EBITDA Margin. We believe these measures are useful to investors and others in evaluating our performance because these measures:
•facilitate operating performance comparisons from period to period by isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or NOL), and the age and book depreciation of facilities and equipment (affecting relative depreciation expense);
•are widely used by analysts, investors, and competitors to measure a company’s operating performance; are used by our management and board of directors for various purposes, including as measures of performance, as a basis for strategic planning and forecasting; and
•are used internally for a number of benchmarks including to compare our performance to that of our competitors.
We define Restaurant-Level Profit as loss from operations adjusted to exclude general and administrative expense, depreciation and amortization, pre-opening costs, impairment of long-lived assets and closed-store costs, and loss on disposal of property and equipment. Restaurant-Level Profit Margin is Restaurant-Level Profit as a percentage of revenue. As it excludes general and administrative expense, which is primarily attributable to our sweetgreen Support Center, we evaluate Restaurant-Level Profit and Restaurant-Level Profit Margin as a measure of profitability of our restaurants.

We define Adjusted EBITDA as net loss adjusted to exclude interest income, interest expense, provision for income taxes, depreciation and amortization, stock-based compensation expense, loss on disposal of property and equipment, impairment of long-lived assets and closed-store costs, Spyce acquisition costs, and other expense. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of revenue.

Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA, and Adjusted EBITDA Margin have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. In particular, Restaurant-Level Profit and Adjusted EBITDA should not be viewed as substitutes for, or superior to, loss from operations or net loss prepared in accordance with GAAP as a measure of profitability. Some of these limitations are:

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Restaurant-Level Profit and Adjusted EBITDA do not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Restaurant-Level Profit and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•Restaurant-Level Profit and Adjusted EBITDA do not reflect the impact of the recording or release of valuation allowances or tax payments that may represent a reduction in cash available to us;
•Restaurant-Level Profit and Adjusted EBITDA do not consider the potentially dilutive impact of stock-based compensation;
•Restaurant-Level Profit is not indicative of overall results of the Company and does not accrue directly to the benefit of stockholders, as corporate-level expenses are excluded;
•Adjusted EBITDA does not take into account any income or costs that management determines are not indicative of ongoing operating performance, such as stock-based compensation, loss on disposal of property and equipment, impairment of long-lived assets and closed-store costs, Spyce acquisition costs, and certain other expenses; and
•other companies, including those in our industry, may calculate Restaurant-Level Profit and Adjusted EBITDA differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider Restaurant-Level Profit, Restaurant-Level Profit Margin, Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, loss from operations, net loss, and our other GAAP results.

About sweetgreen

Sweetgreen (NYSE: SG) passionately believes that real food should be convenient and accessible to everyone. Every day, across its 150+ restaurants, their team members create plant-forward, seasonal, and earth-friendly meals from fresh ingredients and produce that prioritizes organic, regenerative, and local sourcing. Sweetgreen strongly believes in harnessing the power of technology to enhance the customer experience, and leverages their app to create an omnichannel experience to meet their customers where they are. Sweetgreen’s strong food ethos and investment in local communities have enabled them to grow into a national brand with a mission to build healthier communities by connecting people to real food.

sweetgreen Contact, Investor Relations:
Rebecca Nounou
ir@sweetgreen.com
sweetgreen Contact, Media:
Maude Michel
press@sweetgreen.com

SWEETGREEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Thirteen Weeks Ended
	December 26, 2021		December 27, 2020
Revenue	$96,426	100%	$59,180	100%
Restaurant operating costs (exclusive of depreciation and amortization presented separately below):
Food, beverage, and packaging	26,574	28%	17,297	29%
Labor and related expenses	31,025	32%	22,343	38%
Occupancy and related expenses	14,267	15%	11,507	19%
Other restaurant operating costs	12,215	13%	10,391	18%
Total restaurant operating costs	84,081	87%	61,538	104%
Operating expenses:
General and administrative	46,645	48%	26,972	46%
Depreciation and amortization	9,991	10%	8,020	14%
Pre-opening costs	2,937	3%	959	2%
Impairment of long-lived assets	500	1%	1,456	2%
Loss on disposal of property and equipment	51	—%	305	1%
Total operating expenses	60,124	62%	37,712	64%
Loss from operations	(47,779)	(50)%	(40,070)	(68)%
Interest income	(151)	—%	(78)	—%
Interest expense	22	—%	98	—%
Other expense/(income)	18,384	19%	976	2%
Net loss before income taxes	(66,034)	(68)%	(41,066)	(69)%
Income tax expense	147	—%	—	—%
Net loss	$(66,181)	(69)%	$(41,066)	(69)%
Earnings per share:
Net loss per share, Class S and Common stock basic and diluted	$(1.14)		$(2.49)
Weighted average shares used in computing net loss per share, Class S and Common stock basic and diluted	57,905,700		16,485,565

SWEETGREEN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Fiscal Year Ended
	December 26, 2021		December 27, 2020
Revenue	$339,874	100%	$220,615	100%
Restaurant operating costs (exclusive of depreciation and amortization presented separately below):
Food, beverage, and packaging	93,699	28%	66,154	30%
Labor and related expenses	110,368	32%	83,691	38%
Occupancy and related expenses	50,186	15%	43,775	20%
Other restaurant operating costs	45,216	13%	35,697	16%
Total restaurant operating costs	299,469	88%	229,317	104%
Operating expenses:
General and administrative	125,040	37%	99,142	45%
Depreciation and amortization	35,549	10%	26,851	12%
Pre-opening costs	9,193	3%	4,551	2%
Impairment of long-lived assets	4,915	1%	1,456	1%
Loss on disposal of property and equipment	107	—%	891	—%
Total operating expenses	174,804	51%	132,891	60%
Loss from operations	(134,399)	(40)%	(141,593)	(64)%
Interest income	(450)	—%	(1,018)	—%
Interest expense	87	—%	404	—%
Other expense/(income)	18,992	6%	245	—%
Net loss before income taxes	(153,028)	(45)%	(141,224)	(64)%
Income tax expense	147	—%	—	—%
Net loss	$(153,175)	(45)%	$(141,224)	(64)%
Earnings per share:
Net loss per share, Class S and Common stock basic and diluted	$(5.51)		$(8.80)
Weighted average shares used in computing net loss per share, Class S and Common stock basic and diluted	27,782,442		16,051,960

Sweetgreen, Inc.
Selected Balance Sheet and Operating Data
(dollars in thousands)
(unaudited)

	December 26, 2021	December 27, 2020
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$471,971	$102,640
Total assets	$762,649	$265,683
Total liabilities	$109,532	$67,407
Total preferred stock and stockholders’ deficit	$653,117	$198,276

	Thirteen Weeks Ended		Fiscal Year Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
SELECTED OPERATING DATA:
Net New Restaurant Openings	10	4	31	15
Average Unit Volume (as adjusted)(1)	$2,623	$2,194	$2,623	$2,194
Same-Store Sales Change (as adjusted) (%)(2)	36%	(28%)	25%	(26%)
Restaurant-Level Profit	$12,345	$(2,358)	$40,405	$(8,702)
Restaurant-Level Profit Margin (%)	13%	(4)%	12%	(4%)
Adjusted EBITDA	$(14,171)	$(29,009)	$(63,099)	$(107,483)
Adjusted EBITDA Margin (%)	(15)%	(49)%	(19)%	(49)%
Total Digital Revenue Percentage	65%	78%	67%	75%
Owned Digital Revenue Percentage	43%	54%	46%	56%

(1)Our results for the fiscal year and the thirteen weeks ended December 27, 2020, respectively, have been adjusted to reflect the material, temporary closures of 19 restaurants in fiscal year 2020 due to the COVID-19 pandemic by excluding such restaurants from the Comparable Restaurant Base. Without these adjustments, AUV would have been $2.0 million as of December 27, 2020.
(2)Our results for the fiscal years ended December 26, 2021 and December 27, 2020 have been adjusted to reflect the temporary closures of (i) 19 restaurants in fiscal year 2020 due to the COVID-19 pandemic, (ii) 56 restaurants in fiscal year 2020 due to civil disturbances that occurred during one week in fiscal year 2020 and (iii) 64 restaurants in fiscal year 2021 due to the civil disturbances that occurred in fiscal year 2020 referred to in clause (ii) above (which includes 8 additional restaurants that had not been operating long enough to be part of the Comparable Restaurant Base for the fiscal year 2020 calculations). With respect to the temporary closures due to civil disturbances, because excluding an entire fiscal month for these restaurants, which represented a significant portion of our restaurant fleet, would result in a Same-Store Sales Change figure that is not representative of our business as a whole, we excluded only one week from the calculation of Same-Store Sales Change for these restaurants. Without these adjustments, Same-Store Sales Change would have been 29% and (32%) for fiscal years ended December 26, 2021 and December 27, 2020, respectively. These temporary closures impacted the second and third fiscal quarters of fiscal year 2020 and had no impact on Same-Store Sales Change for the thirteen weeks ended December 26, 2021 and December 27, 2020.

SWEETGREEN, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Measures
(dollars in thousands)
(unaudited)
The following table sets forth a reconciliation of our loss from operations to Restaurant-Level Profit, as well as the calculation of loss from operations margin and Restaurant-Level Profit Margin for each of the periods indicated:

	Thirteen Weeks Ended		Fiscal Year Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Loss from operations	$(47,779)	$(40,070)	$(134,399)	$(141,593)
Add back:
General and administrative	46,645	26,972	125,040	99,142
Depreciation and amortization	9,991	8,020	35,549	26,851
Pre-opening costs	2,937	959	9,193	4,551
Impairment of long-lived assets and closed-store reserves	500	1,456	4,915	1,456
Loss on disposal of property and equipment(1)	51	305	107	891
Restaurant-Level Profit	$12,345	$(2,358)	$40,405	$(8,702)
Loss from operations margin	(50)%	(68)%	(40)%	(64)%
Restaurant-Level Profit Margin	13%	(4)%	12%	(4)%
(1)Loss on disposal of property and equipment includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.

The following table sets forth a reconciliation of our net loss to Adjusted EBITDA, as well as the calculation of net loss margin and Adjusted EBITDA Margin for each of the periods indicated:

	Thirteen Weeks Ended		Fiscal Year Ended
	December 26, 2021	December 27, 2020	December 26, 2021	December 27, 2020
Net loss	$(66,181)	$(41,066)	$(153,175)	$(141,224)
Non-GAAP adjustments:
Income tax expense	147	—	147	—
Interest income	(151)	(78)	(450)	(1,018)
Interest expense	22	98	87	404
Depreciation and amortization	9,991	8,020	35,549	26,851
Stock-based compensation(1)	22,790	1,280	28,897	4,912
Loss on disposal of property and equipment(2)	51	305	107	891
Impairment of long-lived assets and closed-store reserves(3)	500	1,456	4,915	1,456
Other expense(4)	18,384	976	18,992	245
Spyce acquisition costs(5)	276	—	1,832	—
Adjusted EBITDA	$(14,171)	$(29,009)	$(63,099)	$(107,483)
Net loss margin	(69)%	(69)%	(45)%	(64)%
Adjusted EBITDA Margin	(15)%	(49)%	(19)%	(49)%

(1)Includes non-cash, stock-based compensation.
(2)Loss on disposal of property and equipment includes the loss on disposal of assets related to retirements and replacement or write-off of leasehold improvements or equipment.
(3)Includes costs related to impairment of long-lived assets and restaurant closures. Based on our review of long-lived assets for impairment, we recorded a non-cash impairment charges of $4.4 million and $1.5 million for fiscal year 2021 and fiscal year 2020, respectively. Additionally, during fiscal 2021 we closed one store operated by Spyce, which was fully impaired in a prior period. This closure resulted in closed-store costs expense of $0.5 million.
(4)Other expense includes the change in fair value of our warrant liability and our contingent consideration liability.
(5)Spyce acquisition costs includes one-time costs we incurred in order to acquire Spyce including, severance payments, retention bonuses, and valuation and legal expenses.